Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-235883, 333-233466, 333-254711, 333-277058 and 333-291333) of our report dated March 31, 2026 on the consolidated financial statements of ENDRA Life Sciences Inc. and its subsidiaries, appearing in this Annual Report on Form 10-K of ENDRA Life Sciences Inc. for the year ended December 31, 2025. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

/s/ RBSM LLP

Houston, Texas 77070

March 31, 2026